EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION
Fiscal 2006 Second Quarter Financial Results
Contact: John R. Gibson – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2006 SECOND QUARTER
RESULTS and INVESTOR TELECONFERENCE
LAS VEGAS, NEVADA, May 11, 2006 — American Pacific Corporation (NASDAQ®: APFC) today reported financial results for its fiscal 2006 second quarter ended March 31, 2006.
Results of Operations
Revenues and Per Share Amounts — Revenues for the second quarter of fiscal 2006 were $43.9 million, reflecting an increase of $25.4 million, or 137%, compared to fiscal 2005’s second quarter. Net loss was $2.3 million, or $0.32 per diluted share, compared to a net loss of $0.3 million, or $0.04 per diluted share during the second quarter of fiscal 2005.
For the six months ended March 31, 2006, revenues increased $26.3 million or 71% to $63.0 million compared to $36.8 million in the prior year period. Net loss before extraordinary gain was $3.6 million, or $0.50 per share compared to a net loss before extraordinary gain of $0.9 million, or $0.12 per share for the prior year six-month period.
The net loss for the second quarter and six months ended March 31, 2006 includes a pre-tax charge for environmental remediation of $2.8 million, or $0.24 per share after-tax.
As discussed below, we completed the acquisition of the fine chemicals business (the “AFC Business”) of GenCorp Inc. on November 30, 2005. The financial results of the AFC Business are included in our consolidated operating results beginning December 1, 2005. We report the AFC Business results as our Fine Chemicals segment.
The increase in our consolidated revenues for the six months ended March 31, 2006, reflects the inclusion of AFC beginning December 1, 2005 and increases from each of our existing operating segments, with the exception of our real estate sales which were substantially complete in fiscal 2005.
Cost of Revenues — Cost of revenues increased $18.1 million, or 151%, to $30.1 million for the fiscal 2006 second quarter, from $12.0 million in the second quarter of fiscal 2005. Gross margin percentage for the second quarter of fiscal 2006 was 32%, compared to 35% for second quarter of fiscal 2005.
For the six months ended March 31, 2006, cost of revenues was $44.6 million, an increase of $20.1 million or 82% compared to the prior fiscal year second quarter. Gross margin percentage was 29% for the six months ended March 31, 2006 compared to 33% for the prior fiscal year period. The fiscal 2005 six-month period includes a significant real estate sale which contributed approximately 6 margin points to that period. Excluding the results of our fiscal
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Exhibit 99.1 — pg. 1

2005 real estate sales, our remaining consolidated gross margins improved for the six months ended March 31, 2006 compared to the prior year period, reflecting gross margin improvements from each of our operating segments.
Operating Expenses — Operating expenses increased $4.5 million, or 63%, in the second quarter of fiscal 2006 to $11.6 million, from $7.1 million in the second quarter of fiscal 2005. For the six months ended March 31, 2006, operating expenses were $18.0 million, an increase of $4.2 million or 31% compared $13.8 million for the prior fiscal year period.
For the fiscal 2006 second quarter and six-month period ended March 31, 2006, the increase in operating expenses is primarily due to the addition of our Fine Chemicals segment. In addition, corporate expenses increased due to higher legal fees and consulting expenses, and Aerospace Equipment operating expenses increased with the increase in their business volume. Specialty Chemicals operating expenses decreased due to the elimination of environmental related expenses incurred in fiscal 2005 prior to the commencement of our remediation project.
Interest and Other Income and Interest Expense – Other income for the six months ended March 31, 2006 includes a gain of $0.6 million related to the sale of our interest in a real estate partnership. Interest expense increased substantially during the second quarter and first six months of fiscal 2006 due to indebtedness we incurred financing our AFC acquisition on November 30, 2005.
Segment Highlights
Specialty Chemicals – Special Chemicals reported revenues of $20.6 million and $28.0 million for the quarter and six months ended March 31, 2006, respectively. For the fiscal 2006 six-month period, this reflects a 5% increase over revenues of $26.7 million for the prior year period. Specialty Chemicals operating profit was $4.2 million and $3.9 million for the quarter and six months ended March 31, 2006, compared to $1.2 million and $3.0 million for the comparable periods in the prior year, respectively.
For the fiscal 2006 six-month period, the increase in revenues is substantially due to an increase in both volume of sales and price for our Grade I AP compared to the prior fiscal year period. The increase in Specialty Chemicals revenues due to Grade I Ammonium Perchlorate (“AP”) was partially offset by a decline in revenue for our packaged explosive products.
For the six months ended March 31, 2006, Specialty Chemicals operating profit includes a charge for environmental remediation of $2.8 million, discussed below. Excluding the environmental remediation charge, Specialty Chemicals operating profit improved $3.7 million compared to the prior year six-month period. This improvement reflects both higher gross margins for our perchlorate products due to better absorption of fixed production costs at higher volumes and reduced operating expenses.
Effective April 5, 2006, we entered into an amendment to our Long Term Pricing Agreement (the “Amendment”) with ATK, concluding our previously disclosed discussions with ATK regarding AP pricing at volumes less than those provided for under the terms of the existing agreement. The Amendment extends the term, from 2008 to 2013, of the Company’s original agreement to maintain ready and qualified capacity for the supply of Ammonium Perchlorate
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      AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 2

(“AP”) to ATK, under which ATK will continue, with certain exceptions, to purchase all of its AP requirements from the Company. The Amendment also establishes AP pricing at annual volumes of AP ranging from 3 million to 20 million pounds. Additionally, prices escalate each year for all volumes covered under the Amendment.
Based on updated information we received during our Amendment negotiations, we believe that over the next several years, overall demand for Grade I AP will be largely driven by requirements of the Minuteman program which should provide a stable base for our Grade I AP revenues. Grade I AP demand could also be influenced if there is a substantial increase in Space Shuttle flights. However, it is our expectation that our customers’ Grade I AP inventories are currently sufficient to sustain nominal Space Shuttle activity for the next several years. In the long-term, Grade I AP demand should be driven by the timing of the retirement of the Space Shuttle fleet, the development of the new crew launch vehicle (“CLV”) and the number of CLV launches, and the development and testing of the new heavy launch vehicle (“HLV”) used to transport material and supplies to the International Space Station and the Moon.
Fine Chemicals – On November 30, 2005, we completed the acquisition of the fine chemicals business of GenCorp Inc. through the purchase of substantially all of the assets of Aerojet Fine Chemicals, LLC and the assumption of certain of its liabilities. The assets were acquired and liabilities assumed by our newly formed, wholly-owned subsidiary, Ampac Fine Chemicals (“AFC”). AFC is a manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for customers in the pharmaceutical industry. Its facilities in California offer specialized engineering capabilities including high containment for high potency compounds, energetic and nucleoside chemistries, and chiral separation using the first commercial-scale simulated moving bed in the United States. Total estimated consideration for the acquisition is approximately $127.9 million. The acquisition was funded using net proceeds of $83.3 million from our Credit Facilities, a $25.5 million Seller Subordinated Note, and existing cash.
For the quarter and four months ended March 31, 2006, Fine Chemicals reported revenues of $18.9 million and $24.1 million. Fine Chemical’s reported an operating loss of $0.3 million for the quarter ended March 31, 2006 and operating profit of $0.7 million for the four months ended March 31, 2006. Fine Chemical operating results include depreciation and amortization expenses of $4.0 million and $5.3 million for the quarter and four-month period ended March 31, 2006.
In late February 2006, AFC commissioned its newest production facility, including one of the world’s largest 5 x 1000 mm multicolumn continuous chromatography (MCC) units and related equipment. The new facility contributes significantly to AFC’s capabilities in the area of commercial scale chromatography and is a key element of the Company’s goal to maintain its leadership position in this specialized area of chemical processing. The addition of this new MCC unit will allow AFC to process multi ton quantities of registered intermediates and active pharmaceutical ingredients for the pharmaceutical industry. Sales resulting from operations in this new facility are expected to begin in June 2006.
We believe that our Fine Chemical’s segment is an exciting addition to the Company. AFC has a strong backlog of customer orders and continues to operate its facilities at near capacity. Fiscal 2006 is a building year for AFC that includes the construction of the new production facility, and related costs associated with its development and integration into the business, as well as costs associated with transition services and the integration of AFC into our company.
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AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 3

As a result, we expect its profit contribution, after depreciation and amortization, to be nominal for fiscal 2006. Looking beyond fiscal 2006, we expect AFC will continue to experience growth in revenues and operating profit.
Aerospace Equipment — Aerospace Equipment reported revenues of $3.5 million and $8.1 million for the quarter and six months ended March 31, 2006, respectively. For the fiscal 2006 six-month period, this reflects a 38% increase over revenues of $5.9 million the prior year period. Aerospace Equipment operating profit was $0.1 and $0.3 for the quarter and six months ended March 31, 2006, compared to operating losses of $0.2 for each of the comparable periods in the prior year, respectively.
Our Aerospace Equipment segment continues to enjoy strong levels of both commercial and government new order bookings which are driving increases in revenues. The segment’s profitability is also improving due to better absorption of fixed manufacturing costs at these higher revenue levels.
Environmental Remediation
During our fiscal 2005 third quarter, we recorded a charge for $22.4 million representing our estimate of the probable costs of our remediation efforts at the Henderson Site, including the costs for equipment, operating and maintenance costs, and consultants. Key factors in determining the total estimated cost included an estimate of the speed of groundwater entering the treatment area, which was then used to estimate a project life of 45 years, as well as estimates for capital expenditures and annual operating and maintenance costs. The project consists of two primary phases; the initial construction of the remediation equipment and the operating and maintenance phase. We commenced the construction phase in late fiscal 2005 and expect to complete this phase by the end of fiscal 2006. Through March 31, 2006, we incurred construction costs of $5.8 million. During our fiscal 2006 second quarter, we increased our total cost estimate for the construction phase by $2.8 million due primarily to changes in the engineering designs, delays in receiving permits and the resulting extension of construction time. These estimates are based on information currently available to us and may be subject to material adjustment upward or downward in future periods as new facts or circumstances may indicate.
Liquidity and Capital Resources
Operating Cash Flows — Cash used in operating activities was $3.8 million for the first six months of fiscal 2006. The negative cash flow from operations reflects cash expenditures for our environmental remediation project of $4.0 million and cash of $8.5 million used to fund increased accounts receivable and inventory levels. These significant uses of operating cash flow were offset partially by depreciation and other non-cash charges of $10.0 million. For the remainder of fiscal 2006, we expect to use cash provided by operations to fund approximately $2.8 million for the remaining construction phase of our remediation project. Once the project moves to its operating and maintenance phase, cash usage should decline to approximately $0.8 million annually for the next several years. In addition, we expect to use approximately $5.0 million for capital expenditures through the remainder of fiscal 2006.
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AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 4

Investing Cash Flows – For the six months ended March 31, 2006, we expended $108.5 million for the cash component of our AFC Acquisition and $8.3 million for capital expenditures, the most significant of which related to the above mentioned facility construction at AFC.
Credit Facilities and Seller Subordinated Note – In connection with our acquisition of AFC we entered into a $75 million first lien credit agreement and a $20 million second lien credit agreement (collectively, the “Credit Facilities”). The Credit Facilities are collateralized by substantially all of our assets and the assets of our domestic subsidiaries. The first lien credit facility includes a $10 million revolving credit line, of which we borrowed $6.0 million as of March 31, 2006. The Credit Facilities contain, among other provisions, financial covenants, events which require prepayment of debt and restrictions on asset sales, additional debt or liens, issuance of equity, and dividends. We were in compliance with these covenants as of March 31, 2006.
Investor Teleconference
We invite you to participate in a teleconference with our executive management covering the 2006 second fiscal quarter financial results. The investor teleconference will be held today at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2841 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 7365636. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
Risk Factors/Forward Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including without limitation all statements regarding the level of backlog and orders, the prospects for improvements in operating profits of our business segments, requirements for our cash, and the stability of baseline demand for our products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes, and risks associated with our acquisition of the AFC Business, including, but not limited to, integration risks and costs, the AFC Business not achieving
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AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 5

expected financial results or synergies or otherwise perform as expected and the risks associated with the operations of the AFC Business, and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three-month and six-month periods ended March 31, 2006, are not necessarily indicative of the results that will be achieved for future periods.
About American Pacific Corporation
American Pacific is a chemical and aerospace company with the following products: (i) fine chemicals in the form of active pharmaceutical ingredients and registered intermediates, (ii) perchlorate chemicals used in space propulsion and other applications, (iii) liquid in-space propellant thrusters used for attitude control on satellites, (iv) Halotron, a clean fire extinguishing agent, (v) sodium azide and other energetic products used in various applications and (vi) water treatment equipment. Fine chemicals are produced at Ampac Fine Chemicals (AFC) in Rancho Cordova, California. Perchlorates and other energetic chemicals as well as Halotron and water treatment equipment (PSI) are manufactured at the Wecco division in Cedar City, Utah. The in-space propulsion business, Ampac-ISP, is located at Niagara Falls, New York, and Westcott in the U.K. American Pacific also participates in a joint venture, packaged explosive manufacturer Energetic Systems, Inc. (ESI), with facilities in Hallowell, Kansas and Oklahoma City, Oklahoma. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 6

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenues	$43,924	$18,513	$63,041	$36,767
Cost of Revenues	30,055	11,986	44,631	24,531

Gross Profit	13,869	6,527	18,410	12,236
Operating Expenses	11,614	7,113	18,045	13,808
Environmental Remediation Charge	2,800	—	2,800	—

Operating Income (Loss)	(545)	(586)	(2,435)	(1,572)
Interest and Other Income	48	148	923	257
Interest Expense	3,129	42	4,271	108

Loss Before Income Taxes and Extraordinary Gain	(3,626)	(480)	(5,783)	(1,423)
Income Tax Benefit	(1,288)	(177)	(2,140)	(526)

Loss Before Extraordinary Gain	(2,338)	(303)	(3,643)	(897)
Extraordinary Gain, Net of Tax	—	—	—	1,622

Net Income (Loss)	$(2,338)	$(303)	$(3,643)	$725

Basic Income (Loss)Per Share:
Loss Before Extraordinary Gain	$(0.32)	$(0.04)	$(0.50)	$(0.12)
Extraordinary Gain, Net of Tax	—	—	—	0.22

Net Income (Loss)	$(0.32)	$(0.04)	$(0.50)	$0.10

Diluted Earnings (Loss)Per Share:
Income (Loss) Before Extraordinary Gain	$(0.32)	$(0.04)	$(0.50)	$(0.12)
Extraordinary Gain, Net of Tax	—	—	—	0.22

Net Income (Loss)	$(0.32)	$(0.04)	$(0.50)	$0.10

Weighted Average Shares Outstanding:
Basic	7,297,000	7,292,000	7,297,000	7,292,000
Diluted	7,297,000	7,292,000	7,297,000	7,292,000
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1-pg. 7

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	March 31,	September 30,
	2006	2005

ASSETS
Current Assets:
Cash and Cash Equivalents	$7,997	$37,213
Accounts and Notes Receivable	23,258	12,572
Inventories	36,144	13,818
Prepaid Expenses and Other Assets	3,913	1,365
Deferred Income Taxes	834	834

Total Current Assets	72,146	65,802
Property, Plant and Equipment, Net	117,541	15,646
Intangible Assets, Net	24,011	9,763
Deferred Income Taxes	19,312	19,312
Other Assets	5,222	4,477

TOTAL ASSETS	$238,232	$115,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$14,223	$5,231
Accrued Liabilities	7,167	2,786
Employee Related Liabilities	3,288	2,023
Environmental Remediation Reserves	3,185	4,967
Deferred Revenues	2,094	792
Current Portion of Debt	8,518	768

Total Current Liabilities	38,475	16,567
Long-Term Debt	103,460	—
Environmental Remediation Reserves	16,205	15,620
Pension Obligations and Other Long-Term Liabilities	8,843	8,144

Total Liabilities	166,983	40,331

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $.10 par value; 20,000,000 shares authorized	933	932
Capital in Excess of Par Value	86,450	86,187
Retained Earnings	2,563	6,206
Treasury Stock - 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,715)	(1,674)

Total Shareholders’ Equity	71,249	74,669

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$238,232	$115,000

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AMERICAN PACIFIC CORPORATION
Exhibit 99.1-pg.8

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Six Months Ended
	March 31,
	2006	2005

Cash Flows from Operating Activities	$(3,826)	$9,835

Cash Flows from Investing Activities:
Acquisition of businesses	(108,451)	(4,468)
Capital expenditures	(8,251)	(1,147)
Proceeds from sale of assets	2,395	—

Net Cash Used in Investing Activities	(114,307)	(5,615)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	85,000	—
Payments of long-term debt	(325)
Short-term borrowings, net	5,927	300
Debt issuance costs	(1,716)	—
Other	31	149

Net Cash Provided by Financing Activities	88,917	449

Net Change in Cash and Cash Equivalents	(29,216)	4,669
Cash and Cash Equivalents, Beginning of Period	37,213	23,777

Cash and Cash Equivalents, End of Period	$7,997	$28,446

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AMERICAN PACIFIC CORPORATION

Exhibit 99.1 — pg. 9

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)
Operating Segment Data:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenues:
Specialty Chemicals	$20,626	$13,097	$27,963	$26,734
Fine Chemicals	18,931	—	24,103	—
Aerospace Equipment	3,489	2,144	8,134	5,879
Other Businesses	878	3,272	2,841	4,154

Total Revenues	$43,924	$18,513	$63,041	$36,767

Segment Operating Income (Loss):
Specialty Chemicals (a)	$4,244	$1,219	$3,893	$2,990
Fine Chemicals	(275)	—	676	—
Aerospace Equipment	58	(235)	319	(248)
Other Businesses	154	2,519	671	3,053

Total Segment Operating Income (Loss)	4,181	3,503	5,559	5,795
Corporate Expenses	(4,726)	(4,089)	(7,994)	(7,367)
Interest and Other Income (Expense), Net	(3,081)	106	(3,348)	149

Loss before Income Taxes and Extraordinary Gain	$(3,626)	$(480)	$(5,783)	$(1,423)

Depreciation and Amortization:
Specialty Chemicals	$1,446	1,381	$2,886	2,753
Fine Chemicals	4,048	—	5,348	—
Aerospace Equipment	18	—	35	—
Other Businesses	3	3	6	7
Corporate	140	130	281	258

Total Depreciation and Amortization	$5,655	$1,514	$8,556	$3,018

(a)	Specialty Chemicals operating profit for the three months and six months ended March 31, 2006, includes a charge for environmental remediation of $2,800.
Reconciliation of Loss Before Income Taxes and Extraordinary Gain to EBITDA:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Loss before income taxes and extraordinary gain	$(3,626)	$(480)	$(5,783)	$(1,423)

Interest expense, net	3,129	42	4,271	108
Depreciation and amortization	5,655	1,514	8,556	3,018
Share-based compensation	98	—	233	—

EBITDA (b)	$5,256	$1,076	$7,277	$1,703

(b)	EBITDA (defined as income (loss) before income taxes, extraordinary gain, net interest expense, depreciation and amortization, and share-based compensation) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure and widely used within the industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 10